Alignment Healthcare Announces Private Convertible Senior Notes Transaction
November 15, 2024
Proceeds to be used to lower the Company’s cost of capital by repaying the Company’s existing term loan facility and for general corporate purposes
ORANGE, Calif., Nov. 15, 2024 (GLOBE NEWSWIRE) -- Alignment Healthcare, Inc. (NASDAQ: ALHC) (the “Company”) today announced that it has entered into privately negotiated subscription agreements with certain investors, pursuant to which it will issue $330 million principal amount of 4.25% Convertible Senior Notes due 2029 (the “Notes”). The issuance of the Notes is expected to close on November 22, 2024, subject to customary closing conditions.
The Notes will be senior, unsecured obligations of the Company, and interest will be payable semi-annually in arrears at a rate of 4.25% per annum. The Notes will mature on November 15, 2029, unless earlier repurchased, redeemed or converted in accordance with their terms. The conversion price for the Notes will initially be approximately $16.04, which represents a premium of 25% to the closing price of the Company’s common stock on November 14, 2024.
The Company anticipates the net cash proceeds from the issuance of the Notes will be approximately $321.05 million, after subtracting fees, discounts, and estimated expenses in connection with the transaction. The Company intends to use the proceeds to lower its cost of capital by repaying the Company’s existing term loan facility, which bears interest at SOFR + 6.5%, and for general corporate purposes.
In connection with the issuance of the Notes, the Company has been advised that the placement agent for the Notes intends to purchase approximately 3.442 million shares of the Company’s common stock in privately negotiated transactions from certain purchasers of the Notes through a financial intermediary at a discount to the last reported sale price of the Company’s common stock on November 14, 2024. Such purchases by the placement agent of the Company’s common stock could increase (or reduce the size of any decrease in) the market price of the common stock or the Notes.
Additional information regarding this announcement may be found in a Current Report on Form 8-K that the Company intends to file with the U.S. Securities and Exchange Commission (the “SEC”).
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Company common stock, if any, issuable upon conversion of the Notes) and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
The Notes and any shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Alignment Healthcare
Alignment Health is championing a new path in senior care that empowers members to age well and live their most vibrant lives. A consumer brand name of Alignment Healthcare (NASDAQ: ALHC), Alignment Health’s mission-focused team makes high-quality, low-cost care a reality for its Medicare Advantage members every day. Based in California, the company partners with nationally recognized and trusted local providers to deliver coordinated care, powered by its customized care model, 24/7 concierge care team and purpose-built technology, AVA®. As it expands its offerings and grows its national footprint, Alignment upholds its core values of leading with a serving heart and putting the senior first

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements concerning the estimated net proceeds of the offering, the anticipated use of such net proceeds and the expected closing of the offering. Forward-looking statements are subject to risks and uncertainties and are based on assumptions that may prove to be inaccurate, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to attract new members and enter new markets, including the need for certain governmental approvals; our ability to maintain a high rating for our plans on the Five Star Quality Rating System; our ability to develop and maintain satisfactory relationships with care providers that service our members; risks associated with being a government contractor; changes in laws and regulations applicable to our business model; risks related to our indebtedness, including the potential for rising interest rates; changes in market or industry conditions and receptivity to our technology and services; results of litigation or a security incident; and the impact of shortages of qualified personnel and related increases in our labor costs. There can be no assurance that the Company will be able to complete the offering on the anticipated terms, or at all. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2023, and the other periodic reports we file with the SEC. All information provided in this release and in the attachments is as of the date hereof, and we undertake no duty to update or revise this information unless required by law.
Investor Contact Harrison Zhuo hzhuo@ahcusa.com
Media Contact
Priya Shah
mPR, Inc. for Alignment Healthcare alignment@mpublicrelations.com